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                                                                   EXHIBIT 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-84610, No. 33-83018, No. 33-99862, No. 33-99864, No. 333-
1620, No. 333-34693, No. 333-34695 and No. 333-46887) of Total Renal Care
Holdings, Inc. of our report dated May 14, 1998, on our audits of the financial statements and financial statement schedule of Renal Treatment Centers, Inc. and Subsidiaries as of December 31, 1997 and 1996, and for each of the four years in the period ended December 31, 1997 and for the six months ended December 31, 1995 (not presented separately herein), which report is included on page F-2 in this Annual Report on Form 10-K/A.

Coopers & Lybrand L.L.P.
Philadelphia, PA
May 15, 1998